Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in the Proxy Statement constituting a part of this Registration Statement on Form S-4 of our report dated March 26, 2021, relating to the financial statements of ARYA Sciences Acquisition Corp III, which is contained in that Proxy Statement. We also consent to the reference to us under the caption “Experts” in the Proxy Statement.

/s/ WithumSmith+Brown, PC

New York, New York
March 26, 2021